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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MAPLEBEAR INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

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MAPLEBEAR INC.
50 Beale Street, Suite 600
San Francisco, California 94105
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
May 8, 2024
This proxy statement supplement (this “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Maplebear Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on April 17, 2024 in connection with the solicitation of proxies by the Company’s Board of Directors for its 2024 Annual Meeting of Stockholders to be held virtually on May 29, 2024 at 10:00 a.m. Pacific Time (the “Annual Meeting”).
The purpose of this Proxy Supplement is to provide subsequent information relating to the resignation of the Chief Financial Officer of the Company and appointment of a new Chief Financial Officer of the Company. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should therefore be read in conjunction with the Proxy Statement.
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Resignation of Chief Financial Officer
On May 7, 2024, Nick Giovanni informed the Company of his decision to resign from his position as the Company’s Chief Financial Officer, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Effective Date”). Mr. Giovanni will continue to support the Company and assist with the transition of his duties through July 1, 2024.
Appointment of Chief Financial Officer
On May 7, 2024, the Company appointed Emily Reuter to serve as the Company’s Chief Financial Officer, effective as of the Effective Date.
Ms. Reuter, age 40, has served as the Company’s Vice President, Finance since January 2024. From May 2014 to November 2020 and May 2021 to November 2023, Ms. Reuter served in a number of roles at Uber Technologies, Inc., a technology-based mobility provider, including most recently in finance leadership roles as Vice President, Head of Corporate Finance from February 2023 to November 2023 and Vice President, Chief Financial Officer of Mobility, Uber’s global rides segment, from May 2021 to January 2023, and prior to that, as Head of Investor Relations from September 2019 to November 2020. From May 2014 to September 2019, Ms. Reuter held various roles at Uber including as IPO Lead, as well as roles in corporate development, capital markets, and business development. From December 2020 to March 2021, Ms. Reuter served as Vice President of Operations of Color Health, Inc., a healthcare company focused on detection and care management, where she oversaw the COVID-19 testing and vaccination programs. Ms. Reuter holds a B.A. in Political Science from Yale University and an M.B.A. from the Stanford University Graduate School of Business.
In connection with her appointment as the Company’s Chief Financial Officer, the Company entered into an amended and restated offer letter with Ms. Reuter, dated May 7, 2024, on the Company’s standard form of confirmatory offer letter for executive officers, the form of which is attached as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 25, 2023 (File No. 333-274213) (the “IPO Registration Statement”). Upon her appointment, Ms. Reuter will earn a base salary of $500,000 per year and be granted a restricted stock unit (“RSU”) award covering 123,153 shares of the Company’s common stock, which vests in 8 equal quarterly installments measured from May 15, 2024, subject to Ms. Reuter’s continued service through each such date. Ms. Reuter will also participate in the Company’s Severance and Change in Control Plan (the “Severance Plan”), as further described in the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control—Severance and Change in Control Plan” in the Proxy Statement. A copy of the Severance Plan is attached as Exhibit 10.7 to the IPO Registration Statement. In addition to the benefits provided under the Severance Plan, if Ms. Reuter experiences an Involuntary Termination (as defined in the Severance Plan) on or before January 3, 2025, then the vesting of her previously granted RSU award covering 183,748 shares of the Company’s common stock will accelerate as to approximately 55.55% of the unvested portion upon such Involuntary Termination. Ms. Reuter will also enter into the Company’s standard form of indemnification agreement, the form of which is attached as Exhibit 10.1 to the IPO Registration Statement.
There is no arrangement or understanding between Ms. Reuter and the Company or any other person pursuant to which Ms. Reuter was appointed as the Company’s Chief Financial Officer that would require disclosure under Item 401(b) of Regulation S-K under the Securities Act of 1933, as amended. There is no family relationship between Ms. Reuter and any other person that would require disclosure under Item 401(d) of Regulation S-K. There are no transactions involving the Company and Ms. Reuter that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.
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VOTING MATTERS
This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Company’s Board of Directors encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone, or mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.